EXHIBIT 10.2

VOTING AGREEMENT

VOTING AGREEMENT, dated as of this 1st day of September, 2006 (“Agreement”), among each of the persons listed under the caption “Summer Group” on Exhibit A attached hereto (the “Summer Group”), each of the persons listed under the caption “Founders Group” on Exhibit A attached hereto (the “Founders Group”), and KBL Healthcare Acquisition Corp. II, a Delaware corporation (“KBL”). Each of the Summer Group and the Founders Group is sometimes referred to herein as a “Group”. For purposes of this Agreement, each person who is a member of either the Summer Group or the Founders Group is referred to herein individually as a “Stockholder” and collectively as the “Stockholders.”

WHEREAS, as of September 1, 2006, each of KBL, KBL’s wholly owned subsidiary (the “Merger Sub”), Summer Infant, Inc., a Rhode Island corporation (“SII”), Summer Infant Europe, Ltd., a United Kingdom limited company (“SIE”), Summer Infant Asia, Ltd., a Hong Kong limited company (“SIA” and collectively, with SII and SIE, the “Targets”), and the Stockholders who are members of the Summer Group entered into an Agreement and Plans of Reorganization (the “Reorganization Agreement”) that provides, inter alia, upon the terms and subject to the conditions thereof, for the merger of SII with the Merger Sub and the exchange or purchase of all of the outstanding capital stock of each of the Targets for KBL Common Stock and/or cash (as defined) (collectively, the “Transactions”).

WHEREAS, as of the date hereof, each Stockholder who is a member of the Founders Group owns beneficially and of record shares of common stock of KBL, par value $0.0001 per share (“KBL Common Stock”), as set forth opposite such stockholder’s name on Exhibit A hereto (all such shares and any shares of which ownership of record or the power to vote is hereafter acquired by any of the Stockholders, whether by purchase, conversion or exercise, prior to the termination of this Agreement being referred to herein as the “Shares”);

WHEREAS, at the Effective Time, all common shares of each of the Targets (“Company Common Stock”) beneficially owned by each Stockholder who is a member of the Summer Group shall be converted into the right to receive and shall be exchanged for his, her or its pro rata portion of the cash and shares of KBL Common Stock to be issued to the Company’s security holders as consideration in the Transactions;

WHEREAS, as a condition to the consummation of the Reorganization Agreement, the Stockholders have agreed, severally, to enter into this Agreement; and

WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Reorganization Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Reorganization Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING OF SHARES FOR DIRECTORS

SECTION 1.01 Vote in Favor of the Directors. During the term of this Agreement, each Stockholder agrees to vote the shares of KBL Common Stock he, she or it now owns, or will hereafter acquire prior to the termination of this Agreement, for the election and re-election of the following persons as directors of KBL:

(a) Two (2) persons, each of whom shall be designees of the Summer Group; with one (1) of such designees to stand for election in 2009 (“Class C Director”), who shall initially be Jason Macari; and one (1) of such designees to stand for election in 2008 (“Class B Director”), who shall initially be Steven Gibree (together, the “Summer Directors”);

(b) Two (2) persons, each of whom shall be the designee of the Founders Group; with one (1) of such designees being a Class C Director, who shall initially be Dr. Marlene Krauss; and one (1) of such designees being as Class B Director, who shall be an “independent” director within the meaning of the Nasdaq rules (together, the “Founders Directors”); and

(c) Three (3) persons, each of whom shall be mutually designated by the Summer Group and Founders Group, each of whom shall, at all times, be an “independent director” within the meaning of the Nasdaq rules, with two such designees being a Class A Director and one such designee being a Class B Director.

In addition to the foregoing, the Founders Group shall have the right but not the obligation to designate two persons as nonvoting observers (“Observers”), entitled to (i) attend each meeting of the Board of Directors, (ii) receive any and all information furnished to members of the Board of Directors and (c) reimbursement of expenses (in the same manner as members of the Board) in connection with the foregoing. The Observers shall initially be Zachary Berk and Michael Kaswan.

Neither the Stockholders, nor any of the officers, directors, stockholders, members, managers, partners, employees or agents of any Stockholder, makes any representation or warranty as to the fitness or competence of any Director Designee to serve on the Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in designating or voting for such Director Designee pursuant to this Agreement.

Any Director Designee may be removed from the Board of Directors in the manner allowed by law and KBL’s governing documents except that each Stockholder agrees that he, she or it will not, as a stockholder, vote for the removal of any director who is a member of the Group of which such Stockholder is not a member. If a director is removed or resigns from office, the remaining directors of the Group of which the vacating director is a member shall be entitled to appoint the successor. If any Observer resigns from such position, the Founders Group shall have the right to appoint his successor.

SECTION 1.02 Obligations of KBL. KBL shall take all necessary and desirable actions within its control during the term of this Agreement to provide for the KBL Board of Directors to be comprised of seven (7) members and to enable the election to the Board of Directors of the Director Designees.

SECTION 1.03 Term of Agreement. The obligations of the Stockholders pursuant to this Agreement shall terminate immediately following the election or re-election of directors at the annual meeting of KBL that will be held in 2009.

SECTION 1.04 Obligations as Director and/or Officer. Nothing in this Agreement shall be deemed to limit or restrict any director or officer of KBL from acting in his or her capacity as such director or officer or from exercising his or her fiduciary duties and responsibilities, it being agreed and understood that this Agreement shall apply to each Stockholder solely in his or her capacity as a stockholder of KBL and shall not apply to his or her actions, judgments or decisions as a director or officer of KBL if he or she is such a director or officer.

SECTION 1.05 Transfer of Shares. If a member of the Summer Group desires to transfer his, her or its Shares to a permitted transferee pursuant to the Lock-Up Agreement of even date herewith, executed by such member, or if a member of the Founders Group desires to transfer his or its shares to a permitted transferee pursuant to the escrow agreement dated as of April 21, 2005, it shall be a condition to such transfer that the transferee agree to be bound by the provisions of this Agreement. This Agreement shall in no way restrict the transfer on the public market of Shares that are not subject to the Lock-Up Agreement or the Escrow Agreement, and any such transfers on the public market of Shares not subject to the provisions of the Lock-Up Agreement or the Escrow Agreement, as applicable, shall be free and clear of the restrictions in this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby severally represents warrants and covenants as follows:

SECTION 2.01 Authorization. Such Stockholder has full legal capacity and authority to enter into this Agreement and to carry out such Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder, and (assuming due authorization, execution and delivery by KBL and the other Stockholders) this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

SECTION 2.02 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate any Legal Requirement applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected, or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any property or asset of such Stockholder, including, without limitation, the Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

(b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by such Stockholder of such Stockholder’s obligations under this Agreement.

SECTION 2.03 Title to Shares. Such Stockholder is the legal and beneficial owner of its Shares, or will be the legal beneficial owner of the Shares that such Stockholder will receive as a result of the Transactions, free and clear of all liens and other encumbrances except certain restrictions upon the transfer of such Shares.

ARTICLE III

GENERAL PROVISIONS

SECTION 3.01 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 3.01):

(a)	If to KBL:

KBL Healthcare Acquisition Corp. II

757 Third Avenue, 21st Floor

New York, New York 10017

Attention: Marlene Krauss, M.D.

Telephone: 212-319-5555

Facsimile: 212-319-5591

with a mandatory copy to

Graubard Miller

405 Lexington Avenue

New York, NY 10174-1901

Attention: David Alan Miller, Esq.

Telephone No. : 212-818-8800

Facsimile No.: 212-818-8881

(b) If to any Stockholder, to the address set forth opposite his, her or its name on Exhibit A.

SECTION 3.02 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 3.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 3.04 Entire Agreement. This Agreement, collectively with the Lock-Up Agreements and the Reorganization Agreement, constitutes the entire agreement of the parties with respect to the subject matter contained herein and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

SECTION 3.05 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 3.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware applicable to contracts executed in and to be performed in that State.

SECTION 3.07 Disputes. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court in Delaware.

SECTION 3.08 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 3.09 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 3.10 Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the Actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

SECTION 3.11 Reorganization Agreement. All references to the Reorganization Agreement herein shall be to such agreement as may be amended by the parties thereto from time to time.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KBL HEALTHCARE ACQUISITION CORP. II

By:	/s/ Dr. Marlene Krauss
Name:	Dr. Marlene Krauss
Title:	Chief Executive Officer

STOCKHOLDERS:

The Founders Group:

/s/ ZACHARY BERK
ZACHARY BERK

/s/ DR. MARLENE KRAUSS
DR. MARLENE KRAUSS

/s/ MICHAEL KASWAN
MICHAEL KASWAN

The Summer Group:

/s/ JASON MACARI
JASON MACARI

/s/ STEVEN GIBREE
STEVEN GIBREE

/s/ RACHELLE HAREL
RACHELLE HAREL

EXHIBIT A

STOCKHOLDERS

The Founders Group:

Name and Address	Number of Shares
Dr. Marlene Krauss	1,927,997	*
52 East 72nd Street
New York, New York 10021

Dr. Zachary Berk	927,997
52 East 72nd Street
New York, New York 10021

Michael Kaswan	400,000
424 West End Avenue
New York, New York

The Summer Group:

Name and Address	Number of Shares**
Jason Macari	3,528,463
10 Hannah Drive
Cumberland, Rhode Island 02864

Steven Gibree	388,204
83 Franklin Road
Foster, Rhode Island 02825

Rachelle Harel	0
10 Kimble Crescent
Bushey, Watford
Hertfordshire WD23 4SR

*	Includes 1,000,000 shares underlying warrants.
**	Gives effect to shares to be issued in the Transaction.